EXHIBIT 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated March 14, 2016 (including amendments thereto) with respect to the Common Stock, $1 par value, of RENN Fund Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: March 14, 2016

   ETUDE CAPITAL LLC

   By:    /s/ Steven I Stein
      Name:   Steven I Stein
      Title:   President

   /s/ Steven I Stein
   Steven I Stein
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